Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Legacy Reserves LP
Midland, TX
We hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP (the “Company”) on Form S-8 (333-141824) of our report dated October 16, 2007, relating to the statement of revenues and direct operating expenses of the Raven OBO Properties for the year ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on October 17, 2007.
/s/ BDO Seidman, LLP

Houston, TX
October 17, 2007